Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Live Oak Bancshares, Inc. (the “Company”) for the registration of debt and equity securities, of our reports dated February 24, 2022, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Greenville, North Carolina

January 17, 2023